United States

Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2019

Isoray, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of Principal Executive Offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ISR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 19, 2019, Isoray, Inc. (the “Company”) appointed Jennifer Streeter as Interim Chief Operating Officer of the Company, and she will be serving in that role in addition to her ongoing service as Vice President of Human Resources. Ms. Streeter began serving as Vice President of Human Resources in September 2016.

Ms. Streeter, age 49, has brought more than 10 years' experience of progressive growth in the Human Resources field. She joined Isoray in July 2016 as Vice President of Training and in September 2016, accepted responsibility as Vice President of Human Resources. Prior to joining Isoray, Ms. Streeter was employed by Supershuttle International as the Vice President of Learning Development, where she lead a team of training managers providing overall training and organizational development activities. Previously Ms. Streeter facilitated both on ground and online courses at the undergraduate and graduate levels for universities, including Grand Canyon University, Ottawa University, and Western International University. The courses focused on Human Resource and Organizational Development. Ms. Streeter received her Bachelor's Degree in Management/Marketing and her Master's Degree in Leadership Studies.

In connection with Ms. Streeter’s appointment as Interim COO in addition to continuing her role as Vice President of Human Resources, the Company entered into an amendment and restatement to her Employment Agreement, dated effective July 19, 2019 (the “Employment Agreement”), which amends and restates her existing Employment Agreement entered into on September 24, 2018. Although the term of the Employment Agreement is three years, subject to successive one year renewals, Ms. Streeter’s service as Interim COO terminates on July 19, 2020. As long as Ms. Streeter serves as Interim COO, Ms. Streeter will receive an annual salary of $220,000.00, payable in accordance with the Company’s standard payroll practices. During any period in which Ms. Streeter is not serving as Interim COO, she will receive an annual salary of $155,000.00. Ms. Streeter will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Compensation Committee of the Company based upon metrics that will be established by the Compensation Committee in its sole discretion. Also under the Employment Agreement, Ms. Streeter is eligible to participate in and receive stock options under the Company’s 2017 Equity Incentive Plan.

Ms. Streeter will be an “at-will” employee. Either she or the Company may terminate her employment with or without cause, for any reason or no reason, and at any time. If Ms. Streeter’s employment ends due to expiration of the term or mutual written agreement with the Company, or she resigns or is terminated for cause, the Company will pay her accrued but unpaid wages and her approved but unreimbursed business expenses. If Ms. Streeter is terminated without cause or at-will, the Company will pay her accrued but unpaid wages, her approved but unreimbursed business expenses, six months’ severance based on her then-current base salary, and COBRA premiums for up to 6 months of coverage. Ms. Streeter is subject to standard confidentiality provisions and a non-compete, non-solicitation covenant for a one-year period following termination of her employment.

The above description is only a summary of the material terms of the Employment Agreement, does not purport to be a complete description of the Employment Agreement, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1, and incorporated herein by reference.

Neither the Company nor any of its subsidiaries has entered into any transactions with Ms. Streeter described in Item 404(a) of Regulation S-K. Ms. Streeter was not appointed pursuant to any arrangement or understanding between Ms. Streeter and any other person. There are no family relationships between Ms. Streeter and any director or executive officer of the Company. Except for the Employment Agreement described herein, in connection with Ms. Streeter’s appointment as Interim Chief Operating Officer, the Company did not enter into or materially amend any plan, contract, or arrangement that Ms. Streeter will participate in.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Employment Agreement between Isoray, Inc. and Jennifer Streeter, dated effective July 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2019

Isoray, Inc., a Delaware corporation

By:	/s/ Lori A. Woods
Lori A. Woods, CEO